EXHIBIT 10.11

RESTRICTED STOCK AWARD AGREEMENT
FIRST DATA CORPORATION
2015 OMNIBUS INCENTIVE PLAN

Subject to the terms of the First Data Corporation 2015 Omnibus Incentive Plan (Plan), First Data Corporation (First Data) and the Participant (you) agree as follows:

1.     Definitions. The term “Grant Date” means the date on specified in the grant notice attached as Exhibit A (Grant Notice). Other capitalized terms that are not defined in this Agreement have the meanings defined in the Plan.
2.     Grant of Restricted Shares. First Data grants to you the number of shares of Restricted Stock included on your Grant Notice (Restricted Shares).
3.     Vesting. The Restricted Period for the Restricted Shares will lapse and the Restricted Shares will vest as follows:
3.1     Continuous Employment. As long as you have not experienced a Termination before each applicable vesting date, 20% of the Restricted Shares will vest on the first anniversary of the Grant Date, 40% of the Restricted Shares will vest on the second anniversary of the Grant Date, and the remaining 40% of the Restricted Shares will vest on the third anniversary of the Grant Date (each anniversary, a Vesting Date). Upon vesting, the Restricted Shares will be rounded down to the nearest whole share of Common Stock.
3.2     Termination. In the event of your Termination before the last Vesting Date, you will forfeit any unvested Restricted Shares for no consideration. However, if your Termination occurs because of your Disability or death, any outstanding Restricted Shares will become fully vested and the Restricted Period for those Restricted Shares will lapse upon your Termination.
4.     Non-Transferability. You may not transfer the Restricted Shares except as permitted under Section 14(b) of the Plan.
5.     Confidential Information; Non-Compete; Non-Solicit; Clawback/Forfeiture.
5.1     In consideration of First Data granting you the Restricted Shares, you agree that you will not directly or indirectly:
5.1.1     at any time use, disclose, or disseminate any Confidential Information or Trade Secrets about the business of First Data or any Affiliate. These obligations do not apply to Confidential Information or Trade Secrets that have become generally known to competitors of First Data or any Affiliate through no act or omission of yours. Nothing in this Agreement prohibits or impedes you from communicating, cooperating, or filing a complaint with any U.S. federal, state, or local governmental or law enforcement branch, agency, or entity (collectively, a Governmental Entity) concerning possible violations of any U.S. federal, state, or local law or regulation, or otherwise making disclosures to any Governmental Entity, in eac

h case, that are protected under the whistleblower provisions of any such law or regulation, as long as in each case the communications and disclosures are consistent with applicable law. You are not authorized to disclose any information covered by First Data’s or its Affiliates’ attorney-client privilege or attorney work product or Trade Secrets without the written consent of the Board or its designee;
5.1.2     at any time during your service with First Data or any Affiliate and for a period of two years following Termination, act as a proprietor, investor, director, officer, employee, stockholder, consultant, or partner in any business that directly or indirectly competes, at the relevant determination date, with First Data’s business or any Affiliate’s business in any geographic area where First Data or any Affiliate manufactures, produces, sells, leases, rents, licenses, or otherwise provides products or services, except that this section does not restrict you from investing in publicly-available mutual funds or exchange-traded funds; or
5.1.3 at any time during your service with First Data or any Affiliate and for a period of two years following Termination, (1) solicit customers or clients of First Data or any Affiliate to terminate their relationship with First Data or any Affiliate or solicit those customers or clients to compete with any business of First Data or any Affiliate or (2) solicit or offer employment to any person who is, or has been at any time during the 12 months before your Termination, employed by First Data or any Affiliate.
5.2     If you are bound by any other agreement with First Data or any Affiliate covering the use, dissemination, or disclosure of Confidential Information or Trade Secrets, the terms of this Agreement will be read in a way to further restrict and not to permit any more extensive use, dissemination, or disclosure of Confidential Information or Trade Secrets.
5.3     If a court holds that the restrictions stated in this Section 5 are unreasonable or otherwise unenforceable, the maximum period, scope, or geographic area determined to be reasonable by the court will be substituted for the stated period, scope, or area. Because your services are unique and because you have had access to Confidential Information and/or Trade Secrets, money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, First Data may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of this Agreement.
5.4     If you have engaged in or engage in any Detrimental Activity, then the Committee may take any action permitted under the Plan, including: (1) canceling the Restricted Shares; or (2) requiring you to forfeit any gain realized on the vesting and/or sale of the Restricted Shares and repay that gain to First Data. In addition, if you receive any amount greater than what you should have received under this Agreement, then you must repay any excess amount to First Data. The Restricted Shares will be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with applicable law.
6.     Stockholder Rights. Subject to the restrictions set forth in Section 9 of the Plan, you generally will have the rights and privileges of a First Data stockholder as to the Restricte

d Shares on the Grant Date, including the right to vote the Restricted Shares. However, any dividends payable on the Restricted Shares will be held by First Data and delivered to you (without interest) within 15 days after the applicable Restricted Shares vest. You will forfeit the right to any accumulated dividends if you forfeit the Restricted Shares to which the dividends relate. To the extent you forfeit the Restricted Shares, any stock certificates issued to you evidencing the shares must be returned to First Data, and all of your rights to those shares and as a stockholder with respect to those shares will terminate without further obligation on First Data’s part.
7.     Tax Withholding. This Award will be subject to all applicable taxes as provided in Section 14(d) of the Plan.
8.     Notice. Every notice or other communication relating to this Agreement between First Data and you must be in writing. All notices and communications between you and any third-party Plan administrator must be mailed, delivered, transmitted, or sent according to that administrator’s procedures.
9.     Binding Effect. This Agreement will be binding upon and inure to the benefit of the heirs, executors, administrators, and successors of the parties to this Agreement.
10.     Waiver and Amendments. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel, or terminate this Agreement, prospectively or retroactively, except that your consent will be required for any waiver, amendment, alteration, suspension, discontinuance, cancellation, or termination that would materially and adversely affect your rights. No waiver by either of the parties to this Agreement of their rights will constitute a waiver of any subsequent occurrences or transactions unless the waiver specifically states that it is to be construed as a continuing waiver. The Committee’s authority under this Section 11 may be subject to stockholder approval as required under Section 13(b) of the Plan.
11.     Governing Law; Forum. This Agreement will be construed and interpreted under the laws of the State of Delaware, without regard to the principles of conflicts of law. If any controversy among the parties arises out of, or relates to, this Agreement, you and First Data agree and consent to the exclusive jurisdiction and venue of the state and federal courts of New Castle County in the State of Delaware.
12.     Plan. The terms of the Plan are incorporated into this Agreement. In the event of a conflict or inconsistency between the terms of the Plan and this Agreement, the Plan will control. You acknowledge that a copy of the Plan (which is publicly-filed) has been made available to you, as well as a prospectus describing the terms of the Plan.
13.     Imposition of Other Requirements. First Data may impose any other requirements on your participation in the Plan, on the Restricted Shares, and on any shares acquired under the Plan if First Data determines it is necessary or advisable for legal or administrative reasons. First Data may also require you to sign any additional agreements that may be necessary to accomplish the foregoing.

14.     Entire Agreement. The information on your Grant Notice, this Agreement, and the Plan constitute the entire understanding between you and First Data regarding the Restricted Shares.

EXHIBIT A - GRANT NOTICE
FOR RESTRICTED STOCK AWARD AGREEMENT
Name: [Name] (you)
ID: [Employment ID]
Grant Date: [Date]
Number of Shares of Restricted Stock: [Amount]
Acknowledgement and Acceptance
By signing below, you acknowledge that the Award reflected in this Grant Notice is governed by the Plan and the Restricted Stock Award Agreement terms and conditions, which you have received with this notice. You also accept the grant of the above award under its terms and conditions.

ACCEPTED BY:

Signature

Date